Exhibit 99.1

SCHEDULE A

The current members of Management SE’s supervisory board and of its management board, and the members of Fresenius KGaA’s supervisory board, their respective present principal occupations or employment, their citizenship, and their respective business or residence addresses, are set forth below. Except as set forth below, the business address of all of the members of the supervisory board and the management board is Else-Kröner-Straße 1, 61352 Bad Homburg v.d.H., Germany.

Members of the Supervisory Board of Management SE

Name	Principal Occupation or Employment	Citizenship

Wolfgang Kirsch, Chairman	Chairman of the supervisory board of Management SE; Chairman of the supervisory board of Fresenius KGaA	Germany

Dr. Dieter Schenk, Deputy Chairman	Deputy Chair of the supervisory board of Management SE; Member of various supervisory boards	Germany

Dr. Frank Appel	Former Chief Executive Officer of Deutsche Post DHL Group	Germany

Michael Diekmann	Deputy Chair of the supervisory board of Fresenius KGaA; Chair of the Supervisory board of Allianz SE	Germany

Dr. Heinrich Hiesinger	Member of various supervisory boards	Germany

Susanne Zeidler	Member of various supervisory boards	Germany

Members of the Management Board of Management SE

Name	Principal Occupation or Employment	Citizenship

Michael Sen, Chairman	Chairman of the management board and Chief Executive Officer of Management SE; Chairman of the supervisory board of the Company	Germany

Pierluigi Antonelli	Member of the management board of Management SE; Chief Executive Officer of Fresenius Kabi	Italy

Robert Möller	Member of the management board of Management SE; Chief Executive Officer of Fresenius Helios	Germany

Sara Hennicken	Member of the management board and Chief Financial Officer of Management SE; member of the supervisory board of the Company	Germany

Michael Moser	Member of the management board of Management SE responsible for legal, compliance, risk management, sustainability, corporate audit and the business segment Fresenius VAMED	Germany

Members of the Supervisory Board of Fresenius KGaA

Name	Principal Occupation or Employment	Citizenship

Wolfgang Kirsch, Chairman	See “Members of the Supervisory Board of Management SE” above.	Germany

Michael Diekmann, Deputy Chairman	See “Members of the Supervisory Board of Management SE” above.	Germany

Exhibit 99.1
Grit Genster, Deputy Chairman	Secretary of the Trade Union ver.di Vereinte Dienstleistungsgewerkschaft; Deputy Chair of the supervisory board of Fresenius KGaA	Germany

Prof. Dr. med. D. Michael Albrecht	Former Medical Director and Spokesman of the Management Board, University Hospital Carl Gustav Carus, Dresden	Germany

Alberto Fuentelsaz Franganillo	Member of the European Works Council of Fresenius KGaA	Spain

Bernd Behlert	Full-time Works Council Member, Helios Vogtland-Klinikum Plauen GmbH	Germany

Frauke Lehmann	Full-time Works Council Member, Helios Kliniken Schwerin GmbH	Germany

Prof. Dr. med. Iris Löw-Friedrich	Former Chief Medical Officer and Executive Vice President, Head of Development, UCB S.A., Chair of the Supervisory Board of Evotec AG	Germany

Holger Michel	Full-time Works Council Member, Fresenius Kabi Deutschland GmbH	Germany

Oscar Romero de Paco	Production staff member, Fresenius Kabi España S.A.U.	Spain

Susanne Zeidler	See “Members of the Supervisory Board of Management SE” above.	Germany

Dr. Christopher Zindel	Former Member of the Managing Board of Siemens Healthineers AG, Member of the Supervisory Board of Gerresheimer AG	Germany